Exhibit 5.1

Law Office of Mary Shea

1701 Broadway, #334

Vancouver, A 9863

541-450-9943

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November 25, 2019

Kid Castle Educational Corporation.

Frank I Igwealor, Chief Executive Officer

370 Amapola Ave., Suite 200A

Torrance, CA 90501

Dear Mr. Igwealor:

We have acted as counsel to Kid Castle Educational Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (as may be amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale from time to time by the Company of up to 20,000,000 shares of Common Stock under the 2019 Incentive Compensation Plan (the “Plan”) of the Company.

As a basis for rendering the opinion contained herein, we have examined the following documents: (i) the Registration Statement, (ii) the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, (iii) the Plan, and (iv) certain resolutions adopted by the Board of Directors of the Company.  We have also examined and relied upon the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the genuineness of all signatures on original documents, the conformity with originals of all documents submitted to us as certified or photostatic copies, and the correctness of all statements of fact contained in the documents examined.  As to various questions of fact material to our opinion, we have relied upon statements or certificates of public officials, certificates of officers or representatives of the Company and others.

Based upon the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Plan has been duly authorized, and (ii) the shares issuable under the Plan have been duly authorized and reserved for issuance and, when issued and delivered pursuant to the Plan against payment or performance of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of Washington.  We express no opinion as to the effects of any laws, statutes, regulations or ordinances other than the federal laws of the United States of America as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby concede that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein.  This opinion letter is not a guaranty nor may one be inferred or implied.  This opinion letter speaks as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

Very truly yours,

/s/ Mary Shea, Esq.

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